Exhibit 4.4

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION OR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED PURSUANT TO AN EXEMPTION UNDER SUCH ACT AND SECURITIES LAWS.

Warrant No. 8	Original Issue Date: September 21, 2009

GEVO, INC.

COMMON STOCK WARRANT

THIS IS TO CERTIFY that, for value received, CDP GEVO, LLC, a Texas limited liability company (“CDP”), is entitled to subscribe for and purchase from GEVO, INC., a Delaware corporation (the “Company”), up to 858,000 shares (as adjusted from time to time pursuant to the terms hereof, the “Warrant Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) at an exercise price equal to $2.70 per share (as adjusted from time to time pursuant to the terms hereof, the “Exercise Price”), payable as provided herein, subject to the provisions and adjustments and on the terms and conditions hereinafter set forth. This Common Stock Warrant (this “Warrant”) is being issued in connection with that certain Commercialization Agreement, dated as of the date hereof, by and among the Company, CDP and Gevo Development, LLC, a Delaware limited liability company (“Development”) (as it may be amended or restated from time to time, the “Commercialization Agreement”). Capitalized terms used in this Warrant, but not otherwise defined, will have the meanings set forth in the Commercialization Agreement.

1. Definitions. In addition to the terms defined elsewhere in this Warrant or the Commercialization Agreement, the following terms have the following respective meanings:

(a) “Business Day” shall mean any day other than a Saturday, Sunday or other day when banking institutions in Englewood, Colorado are authorized or required by law or executive order to be closed.

(b) “Change of Control Event” shall mean a transaction or series of related transactions (including any merger or consolidation), consummated on or before December 31, 2012, the result of which is (i) the sale, issuance or transfer of 50% or more of the Fully Diluted

Company Shares, (ii) a sale or transfer of all or substantially all of the assets of the Company or (iii) a dividend or distribution to the stockholders of the Company the proceeds of which were obtained at least in part from a recapitalization of the Company or its Subsidiaries; provided, however, that a Change of Control Event shall not include (A) any consolidation or merger effected exclusively to change the domicile of the Company or (B) any transaction or series of transactions for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(c) “Fully Diluted Company Shares” shall mean, as of any particular determination date, all outstanding shares of Common Stock, together with all shares of Common Stock that are issuable pursuant to (i) rights, options or warrants to subscribe for, purchase, or otherwise acquire shares of Common Stock, and (ii) securities convertible into, or exchangeable for, shares of Common Stock.

(d) “Gevo Termination Event” means the termination of the Commercialization Agreement by the Company pursuant to Section 5.2(b) or Section 5.2(d) thereof.

(e) “Termination Date” shall mean the earlier to occur of: (i) the twentieth (20th) Business Day following the occurrence of a Gevo Termination Event, (ii) an act of fraud by CDP, Michael A. Slaney or David N. Black pursuant to Section 3(d), and (iii) the date that is seven years from the date of this Warrant.

2. Exercise of Warrant.

(a) Mechanics. The purchase rights represented by this Warrant are exercisable by CDP, in whole or in part, at any time on or before the Termination Date, or from time to time, by delivery of the following to the Company at the address set forth in Section 15 below (or at such other address as it may designate by notice in writing to CDP): (a) this Warrant; (b) the Notice of Exercise attached as EXHIBIT A hereto (the “Notice of Exercise”), completed and executed on behalf of CDP; and (c) payment of the applicable Exercise Price for the Warrant Shares being purchased in cash or by check; provided, however, that CDP shall only be entitled to exercise the purchase rights represented by this Warrant with respect to those Warrant Shares that are vested and exercisable as of the exercise date pursuant to Section 3 below.

(b) Certificates; Partial Exercise.

(i) Any shares of Common Stock purchased hereunder shall be deemed to have been issued to CDP as the record owner of such shares immediately prior to the close of business on the date that this Warrant shall have been surrendered and delivery of payment for such shares shall have been made as required hereby. As soon as practicable after exercise of this Warrant in full or in part, the Company will cause to be issued in the name of and delivered to CDP, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which CDP shall be entitled upon such exercise.

(ii) In the event that this Warrant is exercised in part, the Company will execute and deliver to CDP a new warrant of like tenor, in the name of CDP, which shall be exercisable for a number of shares of Common Stock equal to the number of shares of Common Stock (as adjusted) provided for on the face of this Warrant, minus the number of shares of Common Stock theretofore purchased pursuant to Section 2(a); provided, however, that this Warrant and all rights and options hereunder shall expire and be void as of the Termination Date.

(c) Conditional Exercise. Notwithstanding any other provision of this Warrant, if the exercise of all or any portion of this Warrant is to be made in connection with a Change of Control Event or a registered public offering, such exercise may, at the election of CDP, be conditioned upon consummation of such transaction or event in which case such exercise shall not be deemed effective until the consummation of such transaction or event.

3. Vesting.

(a) Vesting. The Warrant Shares issued and issuable upon exercise of this Warrant shall vest in accordance with the following schedule:

[…***…]

(b)	[…***…]

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(c) Termination of Vesting. Notwithstanding the provisions of Sections 3(a) and 3(b), no unvested Warrant Shares shall vest on or after the date of a Gevo Termination Event.

(d) Forfeiture of Vested Shares. Notwithstanding the provisions of Sections 3(a) and 3(b), in the event of fraud by CDP, Michael A. Slaney or David N. Black, as a consequence of which the Company or Development suffers damages, this Warrant shall be null and void ab initio and all Warrant Shares, whether vested or unvested, shall be immediately forfeited, without consideration, to the Company.

4. Reservation of Stock. The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and in reserve, a sufficient number of shares of its Common Stock to provide for the exercise of the Warrant Shares represented by this Warrant.

5. Compliance with Securities Act.

(a) Acquisition for Personal Account. CDP, by acceptance of this Warrant, agrees that the entire legal and beneficial interests of the Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for its own account for investment and not with a view to or for sale or distribution.

(b) Securities are not Registered.

(i) CDP understands that this Warrant and the Warrant Shares to be issued upon exercise hereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the basis that no distribution or public offering of the stock of the Company is to be effected. CDP realizes that the basis for the exemption may not be present if, notwithstanding its representations, CDP has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. CDP has no such present intention.

(ii) CDP recognizes that this Warrant and the Warrant Shares to be issued upon exercise hereof must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. CDP recognizes that the Company has no obligation to register this Warrant or the Warrant Shares to be issued upon exercise hereof, or to comply with any exemption from such registration except as expressly set forth in this Warrant. CDP represents that it is familiar with Rule 144 promulgated under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

(c) Dispositions. CDP further agrees not to make any disposition of all or any part of this Warrant or the Warrant Shares to be issued upon exercise hereof in any event unless and until:

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(i) The Company shall have received a letter secured by CDP from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) CDP shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, CDP shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for CDP to the effect that such disposition will not require registration of such Warrant or Warrant Shares under the Securities Act or any applicable state securities laws.

(iv) CDP understands and agrees that all certificates evidencing Warrant Shares to be issued to CDP may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(d) Receipt of Information; Accredited Investor. By acceptance of this Warrant, CDP specifically represents and warrants to the Company as follows:

(i) CDP believes it has received all the information it considers necessary or appropriate for deciding whether to acquire this Warrant. CDP further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties and financial condition of the Company.

(ii) CDP (A) is an “accredited investor” as defined in Regulation D under the Securities Act, (B) can bear the economic risk of its investment in the Warrant and the Warrant Shares to be issued upon exercise hereof, and (C) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares to be issued upon exercise hereof.

6. Protection Against Dilution. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, merger, consolidation, reorganizations, liquidations, or the like, the number and class of Warrant Shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give CDP, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as CDP would have owned had the Warrant been exercised prior to the event and had CDP continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Warrant Shares subject to this Warrant or to the Exercise Price specified in this Warrant.

7. Fractional Shares. Fractional shares shall not be issued upon the exercise of this Warrant but in any case where CDP would, except for the provisions of this Section 7, be entitled under the terms hereof to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (as determined by the Company’s Board of Directors in good faith) over the proportional part of the Exercise Price represented by such fractional share.

8. Fully Paid Stock; Taxes. The Company covenants and agrees that the shares of Common Stock issued upon exercise of this Warrant in accordance with its terms shall, at the time of such delivery, be validly issued and outstanding and be fully paid and nonassessable. CDP covenants and agrees that it shall pay when due and payable any and all federal and state taxes (other than income taxes) that may be payable in respect of this Warrant or any Common Stock or certificates therefor upon the exercise of this Warrant in accordance with its terms.

9. Market Stand-Off Agreement. CDP shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) held by CDP, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, but in no event on terms less favorable than the terms applicable to the Chief Executive Officer of the Company. CDP agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. Restriction on Transferability of Warrant and Unvested Warrant Shares. In addition to any other limitation on transfer created by applicable securities laws: (a) this Warrant shall not be transferable; and (b) CDP shall not sell, assign, transfer, hypothecate, donate, encumber or otherwise dispose of any interest in any Warrant Shares that are deemed unvested pursuant to the terms of this Warrant.

11. Representations of the Company. The Company represents and warrants to CDP that: (a) the Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power and authority to execute, deliver, and perform this Warrant and the other certificates, documents and instruments to be executed by it pursuant to this Warrant; (b) the Company has taken all corporate action necessary to permit it to execute and deliver this Warrant and the other certificates, documents, and instruments to be executed by it pursuant to this Warrant and to carry out the terms hereof and thereof; (c) this

Warrant and each such certificate, document, and instrument related hereto have been or will be duly executed and delivered by the Company and, when duly executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally, and (ii) general principles of equity, and (d) the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any third party or governmental authority in connection with the execution and delivery of this Warrant and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as has been obtained.

12. Mutilated, Lost, Stolen or Destroyed Warrant. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant, and upon receipt of indemnity satisfactory to the Company.

13. Warrant Holder Not Stockholder. This Warrant does not confer upon CDP any right to vote or to consent as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof as hereinbefore provided.

14. Severability. Should any part of this Warrant for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Warrant had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed and accepted the remaining portion of this Warrant without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

15. Notices. Any notice or other communication required or permitted to be delivered to either party shall be in writing and given by personal delivery, by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as specified below (or to such other address or facsimile number as any party may give in a notice given in accordance with the provisions hereof).

(a)	if to the Company:

GEVO, INC.
345 INVERNESS DRIVE SOUTH, BUILDING C, SUITE 310
ENGLEWOOD, CO 80112
[…***…]

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with a copy to (which shall not constitute notice):

PAUL, HASTINGS, JANOFSKY & WALKER LLP
4747 EXECUTIVE DRIVE, 12TH FLOOR
SAN DIEGO, CA 92121
[…***…]

(b)	if to CDP:

CDP GEVO, LLC.
[…***…]

All notices, requests, or other communications will be effective and deemed given only (i) if given by personal delivery, upon such personal delivery, (ii) if sent for next day delivery by overnight delivery service, on the next date of delivery as confirmed by written confirmation of delivery, (iii) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a Business Day, or is received on a day that is not a Business Day, then such notice, request or communication will not be deemed effective or given until the next succeeding Business Day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

16. Acceptance. Receipt of this Warrant by CDP shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

17. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions.

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IN WITNESS WHEREOF, GEVO, INC. has caused this Common Stock Warrant to be signed by a duly authorized officer as of September 21, 2009.

GEVO, INC.

By:	/s/ Patrick Gruber
Name:	Patrick Gruber
Its:	Chief Executive Officer

Acknowledged and Agreed:

CDP GEVO, LLC

By:	/s/ Michael A. Slaney
Name:	Michael A. Slaney
Its:	Managing Partner

*Confidential Treatment Requested